CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Intelligent Sports, Inc.
Upland, California 91784

We consent to the use in this Registration Statement of Intelligent Sports, Inc. on Form SB-2/A of our report dated May 6, 2003, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
September 23, 2003